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                       [CKE RESTAURANTS, INC. LETTERHEAD]

                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

FOR:     CKE Restaurants, Inc.

CONTACT: Loren Pannier
         Senior Vice President
         (714) 778-7163

         Mike Shea
         NationsBank of Texas, N.A.
         (213) 236-4915

                                                           FOR IMMEDIATE RELEASE


                        CKE RESTAURANTS, INC. IS EXTENDED
                           $75 MILLION LINE OF CREDIT


ANAHEIM, Calif. -- August 20, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) announced that effective August 12, 1996, the Company has entered into a $75 million credit agreement with NationsBank of Texas, N.A. and a group of financial institutions. Under the terms of the agreement, CKE borrowed the principal amount of $20 million under a five-year, fully amortizing term loan, the proceeds of which were used to repay existing indebtedness.

     The credit agreement also provides CKE with up to an additional $55 million in revolving credit facilities. "This agreement allows us to have working capital at our fingertips and affords us increased flexibility in enhancing our growth strategy," said William P. Foley II, CKE's chairman and chief executive officer.

                                   -- more --
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CKE CREDITLINE
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     This Credit facility replaces CKE's existing $44 million credit facility, whose term would have expired August 31, 1996. The new revolving credit facilities will mature on July 31, 2001.

     CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., and Summit Family Restaurants Inc. Carl Karcher Enterprises, along with its franchisees and licensees, operates 660 Carl's Jr. and 28 Rally's quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Summit Family Restaurants Inc. has restaurant operations in nine western states including 76 Company-operated and 24 franchised JB's Restaurants, 6 Galaxy Diner restaurants and 16 HomeTown Buffet restaurants.

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